Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 18, 2015

Registration Statement No. 333-201577-02

***** New ABS: FULL PRICING DETAILS ***** $1+billion GM Financial Auto Lease Trust (GMALT) 2015-1

JT-BOOKS: Deutsche Bank(str), Goldman Sachs, JPMorgan CO-MGRS : Citi, Credit Agricole, RBS, Wells Fargo

CLS	QTY/$MMs	WAL	MDY/Fitch	EXPCT	LEGAL	B-MARK	SPRD	YIELD	CPN	$PX
A-1	$129.000	0.28	P-1/F1+	10/15	03/16	YIELD	0.38%	0.380	0.38	100.00000
A-2	$329.360	1.35	Aaa/AAA	02/17	12/17	EDSF	+42	1.107	1.10	99.99405
A-3	$369.360	2.43	Aaa/AAA	01/18	09/18	ISWPS	+46	1.541	1.53	99.98551
A-4	$72.930	2.87	Aaa/AAA	02/18	06/19	ISWPS	+51	1.741	1.73	99.98679
B	$42.240	2.94	Aa2/AA	03/18	06/19	ISWPS	+90	2.155	2.14	99.98471
C	$38.940	2.99	A2/A	03/18	06/19	ISWPS	+125	2.522	2.50	99.97459
D	$30.170	3.03	Baa2/BBB	04/18	03/20	ISWPS	+175	3.032	3.01	99.99131

BILL & DELIVER	:	Deutsche Bank	BBG TICKER	:	GMALT 2015-1
REGISTRATION	:	Sec-registered/PUBLIC	EXPECTED RATINGS		MOODY’S/FITCH
EXPECTED SETTLE	:	03/25/2015	FIRST PAY DATE	:	04/20/2015
ERISA ELIGIBLE	:	YES	EXPECTED PRICING	:	PRICED 3/18/2015
MINIMUM DENOMS	:	1k x 1k	PXG SPEED	:	100 PPC TO MAT

CLASS CUSIP         ISIN

A-1: 38013PAA7     US38013PAA75

A-2: 38013PAB5     US38013PAB58

A-3: 38013PAC3     US38013PAC32

A-4: 38013PAD1     US38013PAD15

B: 38013PAE9     US38013PAE97

C: 38013PAF6     US38013PAF62

D: 38013PAG4     US38013PAG46

The issuer has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-503-4611.